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                                                                   Exhibit 99(b)



[WASHINGTON WATER POWER LOGO]



                                                                    NEWS RELEASE
CONTACTS: News Media: Rob Strenge-(509) 482-4230, e-mail: rstrenge@wwpco.com
          INVESTMENT COMMUNITY: DIANE THOREN--(509)482-4331,
          E-MAIL: DTHOREN@WWPCO.COM



                                                FOR IMMEDIATE RELEASE:
                                                September 30, 1998

      WASHINGTON WATER POWER TO FILE FOR INCREASED ELECTRIC PRICES IN IDAHO

           EXPECTS TO REQUEST INCREASE OF BETWEEN FIVE AND 10 PERCENT
                          TO BECOME EFFECTIVE IN 1999
--------------------------------------------------------------------------------


SPOKANE, WASH.: Washington Water Power (NYSE:WWP), soon to be known as Avista Corporation, today notified Idaho regulators of its intent to file later this year for increased electric prices in that state.

    In a notice filed with the Idaho Public Utilities Commission, the company indicated it intends to seek an overall general electric price increase of between five and 10 percent in a filing to be made on or about December 1, 1998.

    Washington Water Power has not had an electric general price increase in Idaho since September of 1986, while inflation during the same period has risen nearly 50 percent.

    Tom Dukich, the company's manager of rates and regulatory affairs, said the company expects to seek an annual revenue increase in Idaho of between $7 million and $12 million. Approximately one-third of Washington Water Power's annual electric revenues are derived from Idaho, where the company serves nearly 100,000 customers.

    Dukich said the requested price increase, which the company hopes to implement by mid-1999, is necessary because Washington Water Power's earnings in Idaho continue to be below authorized levels. The requested increase is necessary to increase the company's return to an acceptable level, he said.

     Washington Water Power, with annual revenues of $2 billion, is an energy services company with utility and subsidiary operations located throughout the United States. Washington Water Power also operates Avista Capital, which owns all the company's non-regulated energy and non-energy businesses.

       Avista Capital companies include Pentzer Corporation, Avista Energy, Avista Advantage, Avista Labs, and WWP Fiber. Washington Water Power's Internet address is WWW.WWPCO.COM and the company's stock is currently traded under the ticker symbol "WWP." On Jan. 1, 1999, Avista Corporation will become the company's new name, with the company's stock traded under the ticker symbol "AVA." Washington Water Power will become an operating division of Avista Corporation.




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